AURELIO TO ACQUIRE PORTFOLIO OF EXPLORATION AND

DEVELOPMENT-STAGE GOLD PROJECTS IN NEVADA

LAKEWOOD, COLORADO (May 27, 2009) News Release #09-04

Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) is pleased to report that the Company has entered into an agreement to acquire a portfolio of ten highly-prospective gold exploration and development projects in Nevada (the "C3 Nevada Assets") from C3 Resources, Inc. ("C3"), a privately-held company.

Eight of the 10 projects are located on or in-between the Carlin and Battle Mountain-Eureka Trends. The C3 Nevada Assets encompass more than 1,900 unpatented mining claims covering an estimated 38,000 acres.

Advanced-Stage Gold Exploration Projects

The Iron Butte gold project is the core asset being acquired by Aurelio.

Situated southeast of and along trend with the Cove - McCoy gold mine, which produced 3.4 million ounces of gold and over 110 million ounces of silver between 1986 and 2006, the Iron Butte project has been extensively drilled by Newmont, Newcrest, Cameco and C3 Resources.

Prior drilling at Iron Butte has identified an historical mineral inventory of approximately 10,000,000 tons of mineralized material grading an estimated 0.031 oz Au/ST that remains open along strike and at depth. At closing, Aurelio will receive the complete exploration database for the project, including the assay results for over 225 drill holes.

The North Sleeper project is adjacent to the Sleeper mine, which produced over 1.6 million ounces of gold between 1986 and 1996. This project covers the north and northeast extensions of the mine structures, and the land being acquired by Aurelio has the potential to host high-grade vein and bulk mineralization similar to the Sleeper and Midas gold mines.

The Veta Grande project is geologically and structurally similar to the mines of the Comstock Lode. The VG vein system has been traced for over 12,000 feet and, in several areas, obtains widths of up to 600 feet. Surface sampling by C3's geologists has returned results of up to 0.10 oz Au/ST as well as areas of significant silver grades.

Early Stage Exploration Projects

Seven of the 10 early stage gold projects to be acquired by Aurelio are situated along the Cortez-Carlin Trend, which conceptually links the Carlin and Battle Mtn - Eureka Trends in a similar fashion as does the Getchell Trend to the northwest (which hosts the Turquoise Ridge - Getchell gold mine that produced approximately 165,000 oz Au during 2008.)

Project Name	Location	# Claims	Comments
Cortez - Carlin Corridor	Eureka County	934	Land position covers 30 miles of alteration, silicification and breccias containing anomalous gold at the surface.
Horse Creek	Eureka County	289	Property located east of the Cortez and Buckhorn gold mines; exploration target is Carlin-style mineralization associated with breccias at the contact between the upper and lower plates.
Safford Canyon	Eureka County	44	Located approximately 10 miles southwest of Newmont's Gold Quarry mine; Carlin-type mineralization
Crescent Valley North	Eureka County	151	Claims cover a 100-ft wide vein system that has been traced for approximately three miles.
Sand Springs	Eureka County	78	Located north of the Rawhide gold mine; outcrops contain quartz veining and stock works with gold grades up to 0.15 oz/ST.
Robinson Creek	Elko County	91	Carlin-type mineralization - "Rain" model (targeting the contact between the Webb & Devils Gate Formations).
Indian Creek	Elko County	88	Similar geologic setting and exploration model to Robinson Creek.

Terms of the Agreement

The C3 Nevada Assets have been valued at US$4.75 million, and Aurelio will acquire a 100% interest in the property portfolio in exchange for issuing 47,500,000 restricted common shares. The stock to be issued to C3 is valued at US$0.10/share, which represents a 63 percent premium over the Company's ten-day volume weighted-average share price.

Completion of the transaction is subject to final due diligence and title verification by Aurelio. The parties anticipate completing the transaction by June 15, 2009.

There are no finder's fees or commissions payable in regards to this acquisition.

Upon completion of the Transaction, Aurelio will expand its Board of Directors to six, with C3 to nominate three new directors.

Aurelio selected the C3 Nevada Assets from amongst numerous carefully reviewed opportunities principally because the Company believes that the gold resource at Iron Butte can be expanded through further drilling, and that the deposit could be rapidly developed as an open pit heap leach gold mine. The other C3 projects are believed to have excellent discovery potential.

This acquisition provides Aurelio with a major land position in several of the major gold trends in Nevada.

On behalf of the Board of Directors,

Stephen B. Doppler

President & CEO

303-795-3030

800-803-1371

About the Company

Aurelio Resource Corporation holds a 3% NSR interest in the Hill (Arizona) Copper-Zinc Project, which contains an estimated resource of 63.8 million tons grading 0.56% copper-equivalent. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold deposit in Durango, Mexico.

For additional information, please visit our website www.AurelioResource.com

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Such forward-looking statements include, among others, estimates of in-place mineralized material at the Iron Butte project and whether any or all of this material can be mined by open pit and processed by heap leaching methods, depending on metallurgical testing; that the deposit remains open in all directions. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward-looking statements, as they constitute predictions of what might be found to be present when and if a project is actually developed.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include: that we may not be able to reach final agreement on definitive documents required parties; misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most-recent Form 10-K and Form 10-Q Reports filed with the Securities and Exchange Commission.